Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E9336362020 - 8 Filing Number 20201106367 Filed On 12/9/2020 10:00:00 AM Number of Pages 1

Filed in the Office of Secretary of State State Of Nevada Business Number E9336362020 - 8 Filing Number 20200933635 Filed On 9/24/2020 1:49:00 PM Number of Pages 4

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverfiume. ov Formation - Profit Corporation Continued, Page 2 6. Benefit Corporation: (For NRS 78 , NRS 78A . and NRS 89, opt i onal . See instruct i ons . ) By selecting "Yes" you are indicating that the corporation is organized as a benefi t corporation pursuan t t o NR S Chapte r 78 B w i t h a purpos e o f creating a Ƒ Yes general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field. 7 . Purpose/Profession to be practiced: (Required for NRS 80 , NRS 89 and any entity selecting Benefit Corpora t i on . Se e ins t ruction s . ) 8 . Authorized Shares: (Number of shares corporat i on i s authorized to i ssue) Number of common shares with Par value: 100,000,000 Par value : $ .001 Number of preferred shares with Par value: 10,000,000 Par value:$ .001 Numbe r o f shares wit h n o pa r valu e : If more than one class or ser i es of stock is authorized , please attach the information on an add i tional sheet of pape . r 9. Name and Signature of: Officer making the statement or Authorized Signer for NRS 80 . Name, Address and Signature of the lncorporator for NRS 78 , 78A , and 89. NRS 89 - Each Organizer/ lncorporator must be a l i censed rofessional. I declare , to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239 . 330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State . - · - -- - -- - Angel Avalos, Jr. USA Name Country 233 S Wacker Dr., Suite 7300 Chicago IL 60606 Addres s Cit y Stat e Zip/Posta l Code X A ( attac h additiona l pag e i f necessary ) AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING Please include any required or optional information in space below: (attach additional page(s) if necessary) SEE ATTACHED DOCUMENT This form must be accompanied by appropriate fees . Page 2 of 2 Revise d : 1/1/2019

ADDITIONAL PROVISIONS INCLUDED IN THE

FORMATION - PROFIT CORPORATION OF

ESPORTS TECHNOLOGIES, INC.

3. NAMES AND ADDRESSES OF THE BOARD OF DIRECTORS/TRUSTEES OR STOCKHOLDERS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation, provided the number of directors shall not be reduced to less than one.

8. AUTHORIZED SHARES

8.1            The Corporation shall have the authority to issue 100,000,000 million shares of common stock having a par value of $0.00 I per share (the "Common Stock").

8.2            Preferred Stock. The Corporation shall have the authority to issue 10,000,000 shares of preferred stock having a par value of$0.001 per share (the "Preferred Stock"). The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers , full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Nevada Revised Statutes. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

10. INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

10.1          Expenses for Actions Other Than By or In The Right of the Corporation. The Corporation shall indemnify to the fullest extent under Nevada law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys' fees),judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding , had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea ofnolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

10.2          Expenses for Actions By or In the Right of the Corporation. The Corporation shall indemnify to the fullest extent under Nevada law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, ifhe acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

10.3          Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or under any other bylaw, agreement, insurance policy, vote of stockholders or disinterested directors, statute or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

10.4          Repeal and Modification. Any repeal or modification of this Article VI shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

11. LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation, any of its stockholders or its creditors for money damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended. If the NRS is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the NRS, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or mod ification .

12. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Articles, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.s

13. AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and, except as set forth in Article 10 and 11 all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.